Exhibit 99.1

         Sound Federal Bancorp, Inc. Stock Repurchase Program Announced

    WHITE PLAINS, N.Y., June 11 /PRNewswire-FirstCall/ -- Sound Federal Bancorp, Inc. (Nasdaq: SFFS) (the "Company"), the holding company for Sound Federal Savings (the "Bank"), announced today that it is commencing a stock repurchase program to acquire up to 658,844 shares of the Company's Common Stock, which represents approximately 5% of the Company's common shares outstanding. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The Company recently completed the acquisition of 637,332 shares of its common stock pursuant to a repurchase program that was announced on March 12, 2004.

    At March 31, 2004, the Company reported total assets of $890.5 million, deposits of $708.3 million and total stockholders' equity of $137.1 million. The Bank is a federally-chartered stock savings bank offering traditional financial services and products through its branches in New York in Mamaroneck, Harrison, Rye Brook, Peekskill, Yorktown, New Rochelle, Somers and Cortlandt in Westchester County and New City in Rockland County, and in Connecticut in Greenwich, Stamford and Brookfield.



SOURCE  Sound Federal Bancorp, Inc.
    -0-                             06/11/2004
    /CONTACT: Anthony J. Fabiano, Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp, Inc.,
+1-914-761-3636/
    /Web site:  http://www.soundfed.com /
    (SFFS)

CO:  Sound Federal Bancorp, Inc.
ST:  New York
IN:  FIN
SU:  TNM